CALCULATION AGENCY AGREEMENT


                  CALCULATION AGENCY AGREEMENT, dated as of May 27, 2003 (the "Agreement"), between Lehman Brothers Holdings Inc. (the "Company") and Lehman Brothers Inc., as Calculation Agent.

                  WHEREAS, the Company has authorized the issuance of up to $40,250,000 aggregate principal amount of 0.25% Notes Due May 27, 2008, Performance Linked to a Basket of Two Indices (the "Securities");

                  WHEREAS, the Securities will be issued under an Indenture, dated as of September 1, 1987, between the Company and Citibank, N.A., as Trustee (the "Trustee"), as supplemented and amended by supplemental indentures dated as of November 25, 1987, November 27, 1990, September 13, 1991, October 4, 1993, October 1, 1995, and June 26, 1997, and incorporating Standard Multiple Series Indenture Provisions dated July 30, 1987, as amended November 16, 1987 (collectively, the "Indenture"); and

                  WHEREAS, the Company requests the Calculation Agent to perform certain services described herein in connection with the Securities;

                  NOW THEREFORE, the Company and the Calculation Agent agree as follows:

                  1. Appointment of Agent. The Company hereby appoints Lehman Brothers Inc. as Calculation Agent and Lehman Brothers Inc. hereby accepts such appointment as the Company's agent for the purpose of performing the services hereinafter described upon the terms and subject to the conditions hereinafter mentioned.

                  2. Calculations and Information Provided. In response to a request made by the Trustee for a determination of the Maturity Payment Amount due at Stated Maturity of the Securities, the Redemption Payment Amount and the Repurchase Payment Amount, the Calculation Agent shall determine such Payment Amount and notify the Trustee of its determination. The Calculation Agent shall also be responsible for (a) the determination of the Closing Level of the Basket, (b) whether adjustments to the Component Indices should be made, (c) the determination of the Successor Index if publication of a Component Index is discontinued and (d) whether a Market Disruption Event has occurred. The Calculation Agent shall notify the Trustee of any such adjustment or if a Market Disruption Event has occurred. Annex A hereto sets forth the procedures the Calculation Agent will use to determine the information described in this Section 2.

                  3. Calculations. Any calculation or determination by the Calculation Agent pursuant hereto shall (in the absence of manifest error) be final and binding. Any calculation made by the Calculation Agent hereunder shall, at the Trustee's request, be made available at the Corporate Trust Office.

                  4. Fees and Expenses. The Calculation Agent shall be entitled to reasonable compensation for all services rendered by it as agreed to between the Calculation Agent and the Company.

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                  5. Terms and Conditions. The Calculation Agent accepts its obligations herein set out upon the terms and conditions hereof, including the following, to all of which the Company agrees:

                  (a) in acting under this Agreement, the Calculation Agent is acting solely as an independent expert of the Company and does not assume any obligation toward, or any relationship of agency or trust for or with, any of the holders of the Securities;

                  (b) unless otherwise specifically provided herein, any order, certificate, notice, request, direction or other communication from the Company or the Trustee made or given under any provision of this Agreement shall be sufficient if signed by any person who the Calculation Agent reasonably believes to be a duly authorized officer or attorney-in-fact of the Company or the Trustee, as the case may be;

                  (c) the Calculation Agent shall be obliged to perform only such duties as are set out specifically herein and any duties necessarily incidental thereto;

                  (d) the Calculation Agent, whether acting for itself or in any other capacity, may become the owner or pledgee of Securities with the same rights as it would have had if it were not acting hereunder as Calculation Agent; and

                  (e) the Calculation Agent shall incur no liability hereunder except for loss sustained by reason of its gross negligence or wilful misconduct.

                  6. Resignation; Removal; Successor. (a) The Calculation Agent may at any time resign by giving written notice to the Company of such intention on its part, specifying the date on which its desired resignation shall become effective, subject to the appointment of a successor Calculation Agent and acceptance of such appointment by such successor Calculation Agent, as hereinafter provided. The Calculation Agent hereunder may be removed at any time by the filing with it of an instrument in writing signed by or on behalf of the Company and specifying such removal and the date when it shall become effective. Such resignation or removal shall take effect upon the appointment by the Company, as hereinafter provided, of a successor Calculation Agent and the acceptance of such appointment by such successor Calculation Agent. In the event a successor Calculation Agent has not been appointed and has not accepted its duties within 90 days of the Calculation Agent's notice of resignation, the Calculation Agent may apply to any court of competent jurisdiction for the designation of a successor Calculation Agent.

                  (b) In case at any time the Calculation Agent shall resign, or shall be removed, or shall become incapable of acting, or shall be adjudged bankrupt or insolvent, or make an assignment for the benefit of its creditors or consent to the appointment of a receiver or custodian of all or any substantial part of its property, or shall admit in writing its inability to pay or meet its debts as they mature, or if a receiver or custodian of it or all or any substantial part of its property shall be appointed, or if any public officer shall have taken charge or control of the Calculation Agent or of its property or affairs, for the purpose of rehabilitation, conservation or liquidation, a successor Calculation Agent shall be appointed by the Company by an instrument in writing, filed with the successor Calculation Agent. Upon the appointment as aforesaid of a successor Calculation Agent and acceptance by the latter of such appointment, the Calculation Agent so superseded shall cease to be Calculation Agent hereunder.

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                  (c) Any successor Calculation Agent appointed hereunder shall execute, acknowledge and deliver to its predecessor, to the Company and to the Trustee an instrument accepting such appointment hereunder and agreeing to be bound by the terms hereof, and thereupon such successor Calculation Agent, without any further act, deed or conveyance, shall become vested with all the authority, rights, powers, trusts, immunities, duties and obligations of such predecessor with like effect as if originally named as Calculation Agent hereunder, and such predecessor, upon payment of its charges and disbursements then unpaid, shall thereupon become obligated to transfer, deliver and pay over, and such successor Calculation Agent shall be entitled to receive, all moneys, securities and other property on deposit with or held by such predecessor, as Calculation Agent hereunder.

                  (d) Any corporation into which the Calculation Agent hereunder may be merged or converted or any corporation with which the Calculation Agent may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Calculation Agent shall be a party, or any corporation to which the Calculation Agent shall sell or otherwise transfer all or substantially all of the assets and business of the Calculation Agent shall be the successor Calculation Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto.

                  7. Certain Definitions. Terms not otherwise defined herein or in Annex A hereto are used herein as defined in the Indenture or the Securities.

                  8. Indemnification. The Company will indemnify the Calculation Agent against any losses or liability which it may incur or sustain in connection with its appointment or the exercise of its powers and duties hereunder except such as may result from the gross negligence or wilful misconduct of the Calculation Agent or any of its agents or employees. The Calculation Agent shall incur no liability and shall be indemnified and held harmless by the Company for or in respect of any action taken or suffered to be taken in good faith by the Calculation Agent in reliance upon written instructions from the Company.

                  9. Notices. Any notice required to be given hereunder shall be delivered in person, sent (unless otherwise specified in this Agreement) by letter, telex or facsimile transmission or communicated by telephone (confirmed in a writing dispatched within two Business
         Days), (a) in the case of the Company, to it at 745 Seventh Avenue, New York, New York 10019 (facsimile: (646) 758-3204) (telephone: (212) 526-7000), Attention: Treasurer, with a copy to 399 Park Avenue, New York, New York 10022 (facsimile: (212) 526-0357) (telephone: (212) 526-7000), Attention: Corporate Secretary, (b) in the case of the Calculation Agent, to it at 745 Seventh Avenue, New York, New York 10019 (facsimile: (646) 758-4942) (telephone: (212) 526-7000),
         Attention: Equity Derivatives Trading and (c) in the case of the Trustee, to it at 111 Wall Street, 5th Floor, New York, New York 10043 (facsimile: (212) 657-3836) (telephone: (212) 657-7805), Attention:
         Corporate Trust Department or, in any case, to any other address or number of which the party receiving notice shall have notified the party giving such notice in writing. Any notice hereunder given by telex, facsimile or letter shall be deemed to be served when in the ordinary course of transmission or post, as the case may be, it would be received.

                  10. Governing Law. This Agreement shall be governed by and continued in accordance with the laws of the State of New York.

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                  11. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

                  12. Benefit of Agreement. This Agreement is solely for the benefit of the parties hereto and their successors and assigns, and no other person shall acquire or have any rights under or by virtue hereof.



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                  IN WITNESS WHEREOF, this Calculation Agency Agreement has been entered into as of the day and year first above written.



                                                  LEHMAN BROTHERS HOLDINGS INC.

                                                  By:__/s/ Karen Corrigan______
                                                  Name:  Karen Corrigan
                                                  Title: Vice President


                                                  LEHMAN BROTHERS INC.,
                                                  as Calculation Agent

                                                  By:___/s/ Karen Corrigan_____
                                                  Name:  Karen Corrigan
                                                  Title: Vice President


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                                     ANNEX A

1. The Component Indices.

         The "Component Indices" shall mean the Nasdaq Biotechnology Index, as calculated by Nasdaq, and the Dow Jones U.S. Total Market Healthcare Index, as calculated by Dow Jones (each, a "Component Index").

2. Determination of the Payment Amount.

         The Calculation Agent shall determine the Payment Amount payable for each Security.

         The amount payable at Stated Maturity for each $1,000 principal amount of Securities (the "Maturity Payment Amount") shall equal (i) the greater of (a) $1,000 and (b) the Alternative Redemption Amount and (ii) any accrued but unpaid interest through but excluding the Stated Maturity. The amount payable upon a Redemption of each $1,000 principal amount of Securities (the "Redemption Payment Amount") shall equal (i) the greater of (a) $1,000 and (b) the Alternative Redemption Amount and (ii) any accrued but unpaid interest through but excluding the Non-Delaying Event Redemption Date or, if a Delaying Event occurs, through the Delaying Event Redemption Date. The amount payable upon a Repurchase of each $1,000 principal amount of Securities (the "Repurchase Payment Amount") shall equal (i) the Alternative Redemption Amount and (ii) any accrued but unpaid interest through the Non-Delaying Event Repurchase Date or, if a Delaying Event occurs, through but excluding the Delaying Event Repurchase Date.

         The Closing Level of the Basket used to calculate the Alternative Redemption Amount shall be determined by the Calculation Agent.

3. Discontinuance of the Index.

         If Nasdaq or Dow Jones discontinue publication of either Component Index and Nasdaq, Dow Jones or another entity publishes a successor or substitute index (the "Successor Index") that the Calculation Agent determines, in its sole discretion exercised in good faith, to be comparable to the discontinued Component Index, then the Calculation Agent shall calculate the Maturity Payment Amount, Redemption Payment Amount or the Repurchase Payment Amount pursuant to Section 2 hereof by reference to the index level of such Successor Index at the Close of Trading on the NYSE, AMEX, Nasdaq or the relevant exchange or market for the Successor Index on the date that any Ending Level is to be determined for any Component Index.

         Upon any selection by the Calculation Agent of a Successor Index, the Company shall promptly give notice to the holders of the Securities.

         If Nasdaq or Dow Jones discontinue publication of either Component Index prior to, and such discontinuance is continuing on, the date that any Ending Level is to be determined for any Component Index and the Calculation Agent determines that no Successor Index is available at such time, then, on such date, the Calculation Agent shall determine the index to be used in computing the Redemption Payment Amount, Repurchase Payment Amount or the Maturity Payment Amount, as the case may be. The Redemption Payment Amount, Repurchase Payment Amount and the Maturity Payment Amount shall be computed by the Calculation Agent in accordance with the formula for and method of calculating the Component Index last in effect prior to such discontinuance,

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using the Ending Level (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the Ending Level that would have prevailed but for such suspension or limitation) at the close of the principal trading session on such date of each security most recently comprising the Component Index on the primary organized U.S. exchange or trading system.

4. Alteration of Method of Calculation.

         If at any time the method of calculating a Component Index or a Successor Index for such Component Index, or the Ending Level thereof, is changed in a material respect, or if the Component Index or a Successor Index for such Component Index is in any other way modified so that such Component Index does not, in the opinion of the Calculation Agent, fairly represent the value of the Component Index or such Successor Index had such changes or modifications not been made, then, from and after such time, the Calculation Agent will, at the Close of Trading in New York City on the date that any Ending Level is to be determined for any Component Index, make such calculations and adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a level of a stock index comparable to the Component Index or such Successor Index, as the case may be, as if such changes or modifications had not been made, and calculate the Redemption Payment Amount, Repurchase Payment Amount or the Maturity Payment Amount, as the case may be, with reference to the Component Index or such Successor Index, as adjusted. Accordingly, if the method of calculating the Component Index or a Successor Index is modified so that the level of such index is a fraction of what it would have been if it had not been modified (for example, due to a split in the index), then the Calculation Agent shall adjust such index in order to arrive at a level of the Component Index or such Successor Index as if it had not been modified (for example, if such split had not occurred).

5. Definitions.

         Set forth below are the terms used in the Agreement and in this Annex
A.

                  "Agreement" shall have the meaning set forth in the preamble to this Agreement.

                  "AMEX" shall mean the American Stock Exchange LLC.

                  "Alternative Redemption Amount" shall mean the product of (a) $1,000 and (b) the Closing Level of the Basket on the relevant Payment Determination Date, divided by 128.061.

                  "Business Day", notwithstanding any provision in the Indenture, shall mean any day that is not a Saturday, a Sunday or a day on which the NYSE, Nasdaq or AMEX is not open for trading or banking institutions or trust companies in the City of New York are authorized or obligated by law or executive order to close.

                  "Calculation Agent" shall mean the person that has entered into an agreement with the Company providing for, among other things, the determination of the Closing Level of the Basket and the Payment Amount, which term shall, unless the context otherwise requires, include its successors and assigns. The initial Calculation Agent shall be Lehman Brothers Inc.

                  "Calculation Day" shall mean (a) five Business Days prior to
(i) for payment at Stated Maturity, May 27, 2008 or (ii) for a payment upon a

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Repurchase, the Non-Delaying Event Repurchase Date or (b) for payment upon a
Redemption, the date the Redemption Notice is given in accordance with the Indenture.

                  "Closing Level of the Basket", when used with respect to any Payment Determination Date, shall equal the sum of (a) the Ending Level of the Nasdaq Biotechnology Index multiplied by 0.109112 and (b) Ending Level of the Dow Jones U.S. Total Market Healthcare Index multiplied by 0.130129.

                  "Close of Trading" shall mean 4:00 p.m., New York City time.

                  "Company" shall have the meaning set forth in the preamble to this Agreement.

                  "Component Indices" are defined in Section 1 of this Annex A.

                  "Delaying Event" shall mean a Market Disruption Event for a Component Index occurs on the relevant Calculation Day.

                  "Delaying Event Redemption Date" shall mean, if a Delaying Event occurs on the Calculation Day for a Redemption, the later of (a) the Non-Delaying Event Redemption Date and (b) five Business Days after the Payment Determination Date thereof.

                  "Delaying Event Repurchase Date" shall mean, if a Delaying Event occurs on the Calculation Day for a Repurchase, five Business Days after the Payment Determination Date thereof.

                  "Dow Jones" shall mean Dow Jones & Company, Inc.

                  "Ending Level" shall mean, with respect to a Component Index on any day, the last reported level of the Component Index, the Successor Index for the Component Index or any security which is a component of any such index, as the case may be, at the Close of Trading for such day, as reported by Nasdaq, Dow Jones, the publisher of the Successor Index or the primary exchange on which any such security then trades, as the case may be.

                  "Indenture" shall have the meaning set forth in the preamble to this Agreement.

                  "Market Disruption Event" with respect to a Component Index means any of the following events as determined by the Calculation Agent:

     (i) A suspension, absence or material limitation of trading in 20% of the underlying stocks which then comprise such Component Index or any Successor Index for such Component Index has occurred on that day, in each case, for more than two hours of trading or during the one-half hour period preceding the Close of Trading on the primary organized U.S. exchange or trading system on which such stocks are traded or, if such stocks are not listed or quoted in the United States, on the primary exchange, trading system or market for such stocks. Limitations on trading during significant market fluctuations imposed pursuant to NYSE Rule 80B or any applicable rule or regulation enacted or promulgated by the NYSE, any other exchange, trading system, or market, any other self regulatory organization or the Securities and Exchange Commission of similar scope or as a replacement for Rule 80B, may be considered material. Notwithstanding the first sentence of this paragraph, a Market Disruption Event

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for a  security  traded on a  bulletin  board  means a  suspension,  absence  or material limitation of trading of such security for more than two hours or during the one hour period preceding 4:00 p.m., New York City time.

(ii) A suspension, absence or material limitation has occurred on that day, in each case, for more than two hours of trading or during the one-half hour period preceding the Close of Trading in options contracts related to such Component Index or any Successor Index for such Component Index, whether by reason of movements in price exceeding levels permitted by an exchange, trading system or market on which such options contracts related to such Component Index or any Successor Index for such Component Index are traded or otherwise.

(iii) Information is unavailable on that date, through a recognized system of public dissemination of transaction information, for more than two hours of trading or during the one-half hour period preceding the Close of Trading, of accurate price, volume or related information in respect of 20% of the underlying stocks which then comprise the Component Index or any Successor Index for such Component Index or in respect of options contracts related to such Component Index or any Successor Index for such Component Index, in each case traded on any major U.S. exchange or trading system or, in the case of securities of a non-U.S. issuer, the primary non-U.S. exchange, trading system or market.

     (iv) It has become (i) impracticable for Lehman Brothers Holdings or its affiliates to (A) acquire, establish, re-establish, substitute, maintain, unwind or dispose of any transactions or assets that Lehman Brothers Holdings deems necessary to hedge the equity price risk of entering into and performing its obligations with respect to the notes or (B) realize, recover or remit the proceeds of any such transactions or assets or (ii) impossible for Lehman Brothers Holdings or its affiliates to perform any activities mentioned in (A) or (B) above or to borrow any assets in connection with hedging Lehman Brothers Holdings' obligations under the Securities without any increase in costs above the anticipated costs of such borrowing.

                  For purposes of determining whether a Market Disruption Event has occurred:

(i) a limitation on the hours or number of days of trading shall not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange, trading system or market;

(ii) any suspension in trading in an option contract on a Component Index or any Successor Index for such Component Index by a major securities exchange, trading system or market by reason of (a) a price change violating limits set by such securities market, (b) an imbalance of orders relating to those contracts, or (c) a disparity in bid and ask quotes relating to those contracts, shall constitute a Market Disruption Event notwithstanding that the suspension or material limitation is less than two hours;

(iii) a suspension or material limitation on an exchange, trading system or in a market shall include a suspension or material limitation of trading by one class of investors provided that the suspension continues for more than two hours of trading or during the last one-half hour period preceding the Close of Trading on the relevant exchange, trading system or market but shall not include any time when

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         the relevant exchange, trading system or market is closed for trading as part of that exchange's, trading system's or market's regularly scheduled business hours; and

(iv)     "Trading systems" include bulletin board services.

                  "Maturity Payment Amount" shall have the meaning set forth in
Section 2 of this Annex A.

                  "Nasdaq" shall mean The Nasdaq Stock Market, Inc.

                  "NYSE" shall mean The New York Stock Exchange, Inc.

                  "Non-Delaying Event Redemption Date" shall mean the date set forth in the Redemption Notice, which date shall not be less than 30 nor more than 60 days after the date of the Redemption Notice.

                  "Non-Delaying Event Repurchase Date" shall mean the eighth Business Day following the Business Day on which the Company receives notice of a Repurchase from a Holder.
                  "Payment Amount" shall mean the Maturity Payment Amount, the Redemption Payment Amount or the Repurchase Payment Amount, as the case may be.

                  "Payment Determination Date" shall mean the relevant Calculation Day, unless a Delaying Event occurs with respect to such Payment Determination Date, in which case the first Business Day after the Calculation Day on which the Ending Levels of the Component Indices that have been subject to a Delaying Event have been determined.

                  "Redemption" shall mean the option of the Company to redeem, at any time on or after May 19, 2004, in whole or from time to time in part, the Securities.

                  "Redemption Notice" shall mean the notice of Redemption mailed to the Holders.

                  "Repurchase" shall mean the option of a beneficial holder to elect to require the Company to repurchase, at any time until eight Business Days prior to May 27, 2008, in whole or from time to time in part, such holder's Securities.

                   "Stated Maturity" shall mean May 27, 2008, or if a Delaying Event occurs, the fifth Business Day after the Payment Determination Date on which the Closing Level of the Basket has been determined.

                  "Successor Index" shall have the meaning set forth in Section 3 of this Annex A.

                  "Trustee" shall have the meaning set forth in the preamble to this Agreement.